Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Second Quarter 2021 Financial Results

$2.41	24.1%	$900MM	$2.09B
GAAP EPS	RETURN ON COMMON EQUITY	GAAP NET INCOME	GAAP TOTAL NET REVENUE
$2.33	26.7%	$868MM	$2.14B
ADJUSTED EPS[1]	CORE ROTCE[1]	CORE NET INCOME[1]	ADJUSTED TOTAL NET REVENUE [1]

•  Consumer auto originations of $12.9 billion, from a record 3.5 million decisioned applications

•  7.15% Estimated Retail Auto Originated Yield[1] | Strongest retail auto credit performance on record with 0.03% of net recoveries

•  Insurance written premiums of $301 million | Highest 2Q consumer F&I written premiums | Lower incurred weather losses in 2Q

•  Retail deposits of $129.2 billion, up 12% YoY, and up $0.9 billion QoQ

•  Total retail deposit customers of 2.39 million, up 60 thousand QoQ, and up 12% YoY

•  Ally Home® direct-to-consumer mortgage originations of $2.2 billion, up 81% YoY

•  Ally Invest brokerage net customer assets of $15.6 billion, up 62% YoY | Self-directed accounts up 11% YoY to 429 thousand

•  Ally Lending gross originations of $299 million, up 283% YoY | 2.6 thousand merchants, up 31% YoY

•  Corporate Finance held-for-investment portfolio of $6.2 billion, up 2% YoY | Robust investment income and syndication activity

•  Approved 3Q21 common dividend of $0.25 per share, up 32% QoQ | Increased 2021 share buyback program 25% to $2.0 billion

•  Contributed $50 million to the Ally Charitable Foundation

“Ally’s robust second quarter performance, including record revenue and income, reflects years of execution and a deliberate strategy to position ourselves to capitalize on market opportunities across operating environments,” said Ally Chief Executive Officer Jeffrey J. Brown. “Anchored by our leading Auto Finance and Ally Bank franchises, and a transformed funding profile, our strong core earnings and PPNR[1] trends reflect a structurally enhanced business model that is positioned to deliver sustainable returns for our shareholders.

“Our strong financial trajectory, coupled with our ‘Do it Right’ culture, represent a powerful combination as we continue to serve our customers, employees and communities. I’m particularly proud to announce that we eliminated overdraft fees on all accounts in the second quarter, enhanced retirement benefits for employees, and made a $50 million contribution to the Ally Charitable Foundation, our largest donation as a publicly traded company.”

Second Quarter 2021 Financial Results

				% Increase/(Decrease) vs.
($ millions except per share data)	2Q 21	1Q 21	2Q 20	1Q 21	2Q 20
GAAP Net Income	$900	$796	$241	13%	273%
Core Net Income[1]	$868	$790	$228	10%	281%
GAAP Earning per Common Share	$2.41	$2.11	$0.64	14%	276%
Adjusted EPS[1]	$2.33	$2.09	$0.61	11%	284%
Return (NIAC) on GAAP Shareholder’s Equity	24.1%	21.7%	7.1%	11%	242%
Core ROTCE[1]	26.7%	24.1%	7.6%	11%	253%
GAAP Total Net Revenue	$2,085	$1,937	$1,609	8%	30%
Adjusted Total Net Revenue[1]	$2,145	$1,930	$1,528	11%	40%
GAAP Pre-Tax, Pre-Provision Net Revenue	$1,010	$994	$624	2%	62%
Core Pre-Tax, Pre-Provision Net Revenue[1]	$1,070	$987	$593	8%	80%
GAAP Common Shareholder’s Equity per Share	$41.93	$39.34	$36.98	7%	13%
Adjusted Tangible Book Value per Share[1]	$38.83	$36.16	$33.73	7%	15%

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core Pre-Tax Pre-Provision Net Revenue (Core PPNR), Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.

Discussion of Second Quarter 2021 Results

Net income attributable to common shareholders was $900 million in the quarter, compared to net income attributable to common shareholders of $241 million in the second quarter of 2020, as higher net financing revenue, lower provision for credit losses, and a lower effective tax rate more than offset higher noninterest expense and lower other revenue. Ally’s effective tax rate in the quarter was 13.7%, reflecting a $78 million valuation allowance release on foreign tax credit carryforwards.

Net financing revenue was $1.55 billion, up $493 million year over year, driven by lower funding costs, higher retail auto revenue and higher gains on off-lease vehicles, partially offset by lower held for investment mortgage and commercial auto portfolio balances.

Other revenue decreased $17 million year over year to $538 million, including a $19 million increase in the fair value of equity securities in the quarter compared to a $90 million increase in the fair value of equity securities in the prior-year quarter, as well as a $70 million loss on extinguishment of debt associated with the redemption of $1.4 billion of trust preferred securities. Adjusted other revenueA, excluding the change in fair value of equity securities and the loss on extinguishment of debt, increased $123 million year over year to $588 million, primarily driven by higher corporate investment gains.

Net interest margin (“NIM”) of 3.55%, including Core OIDB of 2 bps, increased 115 bps year over year. Excluding Core OIDB, NIM was 3.57%, up 115 bps year over year, primarily due to lower funding costs, higher retail auto portfolio balance and yield, and higher gains on off-lease vehicles, partially offset by excess liquidity and lower mortgage asset yields given elevated prepayment activity.

Provision for credit losses declined $319 million year over year, resulting in a provision benefit of $32 million, primarily due to strong performance and favorable macroeconomic trends.

Noninterest expense increased $90 million year over year, primarily due to a $50 million contribution to the Ally Charitable Foundation, as well as modifications to our retirement eligibility program.

A

Adjusted other revenue is a non-GAAP financial measure. Adjusted for (i) repositioning items related to loss on extinguishment of debt associated with 2Q2021 redemption of TRUPs and (ii) change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

B	Represents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Second Quarter 2021 Financial Results

					Increase/(Decrease) vs.
	($ millions except per share data)	2Q 21	1Q 21	2Q 20	1Q 21	2Q 20

	Net Financing Revenue (excluding Core OID)[1]	$1,556	$1,382	$1,063	$175	$494

	Core OID	(9)	(10)	(9)	0	(1)

	(a) Net Financing Revenue	1,547	1,372	1,054	175	493

	Adjusted Other Revenue[2]	588	548	465	40	123

	Repositioning & Change in Fair Value of Equity Securities[3]	(50)	17	90	(67)	(140)

	(b) Other Revenue	538	565	555	(27)	(17)

	(c) Provision for Credit Losses	(32)	(13)	287	(19)	(319)

	(d) Noninterest Expense	1,075	943	985	132	90

	Pre-Tax Income (a+b-c-d)	$1,042	$1,007	$337	$35	$705

	Income Tax Expense	143	211	95	(68)	48

	Net Income / (Loss) from Discontinued Operations	1	—	(1)	1	2

	Net Income	$900	$796	$241	$104	$659

	GAAP EPS (diluted)	$2.41	$2.11	$0.64	$0.30	$1.77

	Core OID, Net of Tax	0.02	0.02	0.02	(0.00)	0.00

	Change in Fair Value of Equity Securities, Net of Tax	(0.04)	(0.03)	(0.19)	(0.01)	0.15

	Repositioning, Discontinued Ops, and Other, Net of Tax[3]	0.14	—	0.14	0.14	0.01

	Significant Discrete Tax Items[4]	(0.21)	—	—	(0.21)	(0.21)

	Adjusted EPS[5]	$2.33	$2.09	$0.61	$0.23	$1.72

	Significant Items

Other revenue:	Corporate Investment Gains	$99	$—	$—

Noninterest expense:	Contribution to Ally Charitable Foundation	50	$—	$—

	Retirement Eligibility Update	40	$—	$—

	Significant Items Pretax Income	$9	$—	$—

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for (i) repositioning items related to loss on extinguishment of debt associated with 2Q2021 redemption of TRUPs and (ii) change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Repositioning, net of tax in 3Q 2021 includes a $70 million charge related to loss on extinguishment of debt associated with the redemption of TRUPs, and 2Q 2020 includes a $50 million goodwill impairment at Ally Invest.

(4)	2Q 21 effective tax rate was impacted primarily due to a $78 million release of valuation allowance on foreign tax credit carryforwards during the second quarter of 2021.
(5)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	2Q 21	1Q 21	2Q 20	1Q 21	2Q 20

Automotive Finance	$917	$803	$329	$114	$588

Insurance	87	141	128	(54)	(41)

Dealer Financial Services	$1,004	$944	$457	$60	$547

Corporate Finance	95	53	32	42	63

Mortgage Finance	—	23	8	(23)	(8)

Corporate and Other	(57)	(13)	(160)	(44)	103

Pre-Tax Income from Continuing Operations	$1,042	$1,007	$337	$35	$705

Core OID[1]	9	10	9	(0)	1

Change in Fair Value of Equity Securities[2]	(19)	(17)	(90)	(3)	70

Repositioning and Other[3]	70	—	50	70	20

Core Pre-Tax Income[4]	$1,102	$1,000	$306	$102	$796

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Repositioning and other, net of tax in 3Q 2021 includes a $70 million charge related to loss on extinguishment of debt associated with the redemption of TRUPs, and 2Q 2020 includes a $50 million goodwill impairment at Ally Invest.

(4)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID, equity fair value adjustments related to ASU 2016-01, and repositioning and other primarily related to 3Q 2021 loss on extinguishment of debt associated with the redemption of TRUPs and a 2Q 2020 goodwill impairment at Ally Invest. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $917 million was up $588 million year over year, primarily due to higher net financing revenue and a provision benefit in the quarter relative to provision expense for credit losses in the prior year period.

Net financing revenue of $1,333 million was $344 million higher year over year, driven by higher retail auto revenue and elevated gains on off-lease vehicles, partially offset by lower commercial auto portfolio balance. Ally’s retail auto portfolio yield increased 15 bps year over year to 6.92%, excluding the impact of hedges.

Provision for credit losses was a $23 million benefit, improving $279 million year over year, reflecting strong consumer and commercial performance, improved economic trends, and disciplined collections efforts leading to a net recovery in the quarter. The retail auto net charge-off rate was (0.03%), down 79 bps year over year.

Consumer auto originations increased to $12.9 billion from $7.2 billion in the prior-year period, which included $7.3 billion of used retail volume, or 56% of total originations, $3.8 billion of new retail volume, and $1.8 billion of leases. Estimated retail auto originated yieldC of 7.15% in the quarter was up 5 bps year over year.

End-of-period auto earning assets decreased $1.4 billion year over year from $103.2 billion to $101.8 billion, as an increase in consumer auto earning assets was more than offset by a decline in commercial earning assets. End-of-period consumer auto earning assets were up $5.1 billion year over year, driven by growth in retail loans and operating lease assets. End-of-period commercial earning assets of $15.2 billion were $6.5 billion lower year over year, driven by industry-wide vehicle inventory declines.

Insurance

Pre-tax income of $87 million was $41 million lower year over year, primarily due to a $20 million increase in the fair value of equity securitiesD in the quarter compared to a $89 million increase in the fair value of equity securitiesD in the prior-year quarter. Core pre-tax incomeE increased $28 million year over year to $67 million, as higher earned premiums and lower weather losses more than offset lower realized investment gains.

Written premiums were $301 million, up $34 million year over year, driven by higher consumer products volume and rate, partially offset by lower dealer inventory levels.

Total investment income, excluding a $20 million increase in the fair value of equity securities during the quarter[d], was $56 million, down $39 million year over year, driven by elevated realized investment gains in the prior-year period.

CRepresents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

ERepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Corporate Finance

Pre-tax income was $95 million in the quarter, up $63 million year over year, primarily driven by lower provision for credit losses and higher other revenue.

Net financing revenue was flat year over year at $77 million. Other income increased $29 million year over year to $34 million, driven by strong investment and fee income.

Provision for credit losses was a $13 million benefit, improving $38 million from the prior-year period, primarily due to strong credit performance, COVID-related reserve build in the second quarter of 2020 and recovery activity in the current quarter.

The held-for-investment loan portfolio increased 2% year over year from $6.0 billion to $6.2 billion.

Mortgage Finance

Pre-tax income was breakeven for the quarter, and down $8 million year over year, as higher other revenue and lower provision for credit losses was more than offset by lower net financing revenue and higher noninterest expense.

Net financing revenue was down $7 million year over year to $23 million, reflecting lower asset balances and increased prepayments. Other revenue increased $3 million year over year to $22 million, primarily driven by higher gain-on-sale activity.

Direct-to-consumer originations totaled $2.2 billion in the quarter, up $1.0 billion year over year, representing the highest quarterly origination volume since launching Ally Home® in 2016.

Existing Ally Bank deposit customers accounted for 39% of the quarter’s direct-to-consumer origination volume.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.19 per share quarterly common dividend and completed $502 million of share repurchases in the second quarter, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s board of directors approved a $0.25 per share common dividend for the third quarter of 2021, reflecting a 32% increase from the second quarter 2021 dividend. Additionally, Ally’s board of directors increased the company’s 2021 share repurchase authorization from $1.6 billion to $2.0 billion.

In the second quarter, Ally issued $2.35 billion of non-cumulative perpetual preferred equity and announced the redemption of $2.44 billion of trust preferred securities.

Ally’s Common Equity Tier 1 (CET1) capital ratio increased from 11.1% to 11.3% quarter over quarter, primarily due to strong net income generation more than offsetting dividend and share repurchase activity.

Liquidity & Funding

Consolidated cash and cash equivalentsF totaled $13.0 billion at quarter-end, down from $15.2 billion at the end of the first quarter. Total liquidityG was $41.6 billion at quarter-end.

Deposits represented 89% of Ally’s funding portfolio at quarter-end, increasing from 80% a year ago.

Deposits

Retail deposits increased to $129.2 billion at quarter-end, up $13.4 billion year over year and up $0.9 billion for the quarter. Total deposits increased $8.1 billion year over year to $139.1 billion at quarter-end.

The average retail portfolio deposit rate was 0.69% for the quarter, down 95 bps year over year and down 12 bps quarter over quarter.

Ally’s retail deposit customer base grew 12% year over year, totaling 2.39 million customers at quarter-end. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 68% of new customers in the quarter. Approximately 9% of deposit customers maintained an Ally Invest or Ally Home relationship at quarter-end.

For the 5th consecutive year, Ally Bank earned the top designation as “Best Internet Bank” for 2021 by Kiplinger.

FCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date.

GTotal liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable for respective periods.

Note: In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. Federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Pre-Tax, Pre-Provision Net Revenue (Core PPNR) is a non-GAAP financial measure calculated by adjusting Core pre-tax income to add back provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core businesses ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income. See page 8 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extends through December 31, 2021. Beginning on January 1, 2022, we will be required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and plan to phase in the regulatory capital impacts of CECL based on this five-year transition period.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		2Q 21	1Q 21	2Q 20

GAAP Net Income Attributable to Common Shareholders		$900	$796	$241

Discontinued Operations, Net of Tax		(1)	—	1

Core OID		9	10	9

Repositioning and Other		70	—	50

Change in the Fair Value of Equity Securities		(19)	(17)	(90)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(13)	1	17

Significant Discrete Tax Items		(78)	—	—

Core Net Income Attributable to Common Shareholders	[a]	$868	$790	$228

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	373,029	377,529	375,762

Adjusted EPS	[a] ÷ [b]	$2.33	$2.09	$0.61

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		2Q 21	1Q 21	2Q 20

GAAP Net Income Attributable to Common Shareholders		$900	$796	$241

Discontinued Operations, Net of Tax		(1)	—	1

Core OID		9	10	9

Repositioning and Other		70	—	50

Change in Fair Value of Equity Securities		(19)	(17)	(90)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(13)	1	17

Significant Discrete Tax Items		(78)	—	—

Core Net Income Attributable to Common Shareholders	[a]	$868	$790	$228

Denominator (Average, $ billions)

GAAP Shareholder’s Equity		$16.1	$14.7	$13.7

Preferred Equity		(1.2)	—	—

GAAP Common Shareholder’s Equity		$14.9	14.7	$13.7

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.4)	(0.4)	(0.4)

Tangible Common Equity		$14.5	$14.3	$13.3

Core OID Balance		(1.0)	(1.0)	(1.1)

Net Deferred Tax Asset (DTA)		(0.6)	(0.1)	(0.2)

Normalized Common Equity	[b]	$13.0	$13.1	$12.0

Core Return on Tangible Common Equity	[a] ÷ [b]	26.7%	24.1%	7.6%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		2Q 21	1Q 21	2Q 20

GAAP Shareholder’s Equity		$17.5	$14.6	$13.8

Preferred Equity		(2.3)	—	—

GAAP Common Shareholder’s Equity		$15.2	$14.6	$13.8

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.4)	(0.4)	(0.4)

Tangible Common Equity		14.8	14.2	13.4

Tax-effected Core OID Balance (21% starting in 4Q17)		(0.8)	(0.8)	(0.8)

Adjusted Tangible Book Value	[a]	$14.1	$13.4	$12.6

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	362,639	371,805	373,837

Metric

GAAP Common Shareholder’s Equity per Share		$41.9	$39.3	$37.0

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(1.0)	(1.0)	(1.0)

Tangible Common Equity per Share		$40.9	$38.3	$35.9

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.1)	(2.2)	(2.2)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$38.8	$36.2	$33.7

Adjusted Efficiency Ratio

Numerator ($ millions)		2Q 21	1Q 21	2Q 20

GAAP Noninterest Expense		$1,075	$943	$985

Rep and Warrant Expense		—	—	—

Insurance Expense		(272)	(253)	(322)

Repositioning and Other		—	—	(50)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$803	$690	$613

Denominator ($ millions)

Total Net Revenue		$2,085	$1,937	$1,609

Core OID		9	10	9

Repositioning Items		70	—	—

Insurance Revenue		(359)	(394)	(450)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,805	$1,553	$1,168

Adjusted Efficiency Ratio	[a] ÷ [b]	44.5%	44.4%	52.5%

Original Issue Discount Amortization Expense ($ millions)

		2Q 21	1Q 21	2Q 20

Core Original Issue Discount (Core OID) Amortization Expense		$9	$10	$9

Other OID		3	3	4

GAAP Original Issue Discount Amortization Expense		$12	$12	$12

Outstanding Original Issue Discount Balance ($ millions)

		2Q 21	1Q 21	2Q 20

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(952)	$(1,018)	$(1,046)

Other Outstanding OID Balance		(32)	(34)	(46)

GAAP Outstanding Original Issue Discount Balance		$(983)	$(1,052)	$(1,092)

Net Financing Revenue (ex. Core OID)

($ millions)		2Q 21	1Q 21	2Q 20

GAAP Net Financing Revenue	[x]	$1,547	$1,372	$1,054

Core OID		9	10	9

Net Financing Revenue (ex. Core OID)	[a]	$1,556	$1,382	$1,063
Adjusted Other Revenue

($ millions)		2Q 21	1Q 21	2Q 20

GAAP Other Revenue	[y]	$538	$565	$555

Accelerated OID & Repositioning Items		70	—	—

Change in Fair Value of Equity Securities		(19)	(17)	(90)

Adjusted Other Revenue	[b]	$588	$548	$465
Adjusted Total Net Revenue

($ millions)		2Q 21	1Q 21	2Q 20
Adjusted Total Net Revenue	[a]+[b]	$2,145	$1,930	$1,528

Adjusted NIE (ex. Repositioning)

($ millions)		2Q 21	1Q 21	2Q 20

GAAP Noninterest Expense	[z]	$1,075	$943	$985

Repositioning		—	—	(50)

Adjusted NIE (ex. Repositioning)	[c]	$1,075	$943	$935

Core Pre-Tax Pre-Provision Net Revenue (Core PPNR)

($ millions)		2Q 21	1Q 21	2Q 20

GAAP Pre-Tax, Pre-Provision Net Revenue	[x]+[y]-[z]	$1,010	$994	$624

Core Pre-Tax, Pre-Provision Net Revenue	[a]+[b]-[c]	$1,070	$987	$593

Insurance Non-GAAP Walk to Core Pre-Tax Income

	2Q 2021					2Q 2020

($ millions) Insurance	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$283	$—	$—	$283	$266	$—	$—	$266

Losses and Loss Adjustment Expenses	74	—	—	74	142	—	—	142

Acquisition and Underwriting Expenses	198	—	—	198	180	—	—	180

Investment Income and Other	76	—	(20)	56	184	—	(89)	95

Pre-Tax Income (Loss) from Continuing Operations	$87	$—	$(20)	$67	$128	$—	$(89)	$39

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the second quarter 2021 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a digital financial services company committed to its promise to “Do It Right” for its consumer, commercial and corporate customers. Ally is composed of an industry-leading independent auto finance and insurance operation, an award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender, which offers mortgage lending, point-of-sale personal lending, and a variety of deposit and other banking products), a corporate finance business for equity sponsors and middle-market companies, and securities brokerage and investment advisory services. A relentless ally for all things money, Ally helps people save well and earn well, so they can spend for what matters. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about future effects of COVID-19 and our ability to navigate them, the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2020, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Daniel Eller	Jillian Palash
Ally Investor Relations	Ally Communications (Media)
704-444-5216	704-644-6201
daniel.eller@ally.com	jillian.palash@ally.com